Exhibit 99

FOR IMMEDIATE RELEASE

September 17, 2014

Contact: (analysts) Kris Wenker: 763-764-2607

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2015 FIRST QUARTER RESULTS

Company Announces $100 Million Cost-Savings Plan

from Streamlining its North American Supply Chain

Full-year 2015 Targets Maintained; Operating Environment More Challenging

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the first quarter of fiscal 2015, and provided an update on new cost-reduction initiatives designed to sharpen the company’s efficiency and growth focus in 2015 and longer term.

First Quarter Results Summary

•	Net sales declined 2 percent to $4.27 billion. On a constant-currency basis, net sales declined 1 percent.

•	Segment operating profit totaled $690 million, down 15 percent from year-ago results as reported and in constant currency

•	Diluted earnings per share (EPS) totaled 55 cents compared to 70 cents in last year’s first quarter.

•	Adjusted diluted EPS totaled 61 cents, down 13 percent from 70 cents in last year’s first quarter. Foreign currency translation did not have a material effect on adjusted diluted EPS.

Constant-currency net sales, total and constant-currency segment operating profit, and adjusted diluted EPS are each non-GAAP measures. Please see Note 7 to the Consolidated Financial Statements below for reconciliation of these measures.

General Mills Chairman and Chief Executive Officer Ken Powell said, “Back in June, we said our 2015 plans anticipated first-quarter EPS below year-ago levels. Our results were driven by sales and profit declines in the U.S., where industry trends were weak in the quarter. In addition, higher merchandising expense for our U.S. Retail businesses in this period depressed reported net sales and gross margin.”

General Mills said year-to-year differences in merchandising expense phasing are expected to have less impact on subsequent quarters in 2015. Product innovation and consumer-directed marketing plans, holistic margin management (HMM) cost savings and several incremental cost-reduction actions are expected to drive improved sales and margin performance across the remainder of the year. The company reaffirmed its constant-currency growth targets for the full 2015 fiscal year, but acknowledged conditions in the U.S. market are more challenging than expected.

“We made some important progress in the first quarter,” Powell added. “In U.S. Retail, our Yoplait yogurt business returned to growth, with volume, sales, and market share gains. Several other key product lines including Big G cereals, grain bars, and fruit snacks achieved market share increases. Our Convenience Stores and Foodservice segment generated sales growth and an 18 percent operating profit increase. And our International business segment posted 17 percent constant-currency profit growth with good constant-currency sales gains, notably in Latin America and Europe.”

Net sales for the 13 weeks ended August 24, 2014, declined 2 percent to $4.27 billion. Pound volume subtracted 2 points of growth. Price realization and mix contributed 1 point of net sales growth, and foreign exchange subtracted 1 point of growth. Gross margin was below year-ago levels reflecting the lower net sales and product mix. Advertising and media expense grew 1 percent from strong year-ago levels. Segment operating profit totaled $690 million, down 15 percent from last year’s results. Net earnings attributable to General Mills totaled $345 million and diluted earnings per share totaled 55 cents. Adjusted diluted EPS, which excludes certain items affecting comparability, totaled 61 cents compared to 70 cents a year ago. Foreign exchange translation did not have a material impact on adjusted diluted EPS results.

General Mills introduced more than 250 new items worldwide during the first quarter. Significant U.S. Retail launches included: Cheerios Protein cereal; Chex gluten-free oatmeal varieties; new flavor varieties of Yoplait Greek and Greek 100 yogurt; Fiber One Streusel snack bars, and Old El Paso Bold stand and stuff taco kits. International product launches included Häagen-Dazs Triple Sensations ice cream varieties in Europe, Betty Crocker dessert mixes in Brazil and new seasonal varieties of Wanchai Ferry frozen dumplings in China.

U.S. Retail Segment Results

First-quarter net sales for General Mills’ U.S. Retail segment totaled $2.44 billion, down 5 percent from the prior year. Price realization and mix subtracted 3 points of net sales growth, primarily reflecting higher merchandising expense. Pound volume was 2 percent below year-ago levels. The Snacks, Yoplait and Small Planet Foods divisions achieved net sales gains in the quarter. Advertising and media expense essentially matched year-ago levels. Segment operating profit totaled $457 million compared to $612 million a year ago, reflecting the unfavorable price realization, mix, and lower volume.

International Segment Results

First-quarter net sales for General Mills’ consolidated international businesses grew 2 percent to $1.35 billion. Pound volume subtracted 1 point of net sales growth. Price realization and mix added 7 points of net sales growth and foreign exchange subtracted 4 points of growth. On a constant-currency basis, International segment net sales rose 6 percent overall, including gains of 20 percent in Latin America, 4 percent in the Asia-Pacific region, and 4 percent in Europe. Sales in Canada declined 2 percent on a constant-currency basis, primarily reflecting the exit of select business lines. International segment operating profit grew 16 percent to $146 million, despite higher input costs and a 2 percent increase in advertising and media expense. Segment operating profit grew 17 percent on a constant-currency basis. (Please see Note 7 below for reconciliation of constant-currency sales and operating profit, which are non-GAAP measures.)

Convenience Stores and Foodservice Segment Results

First-quarter net sales for the Convenience Stores and Foodservice segment totaled $473 million, up 1 percent from year-ago results. Pound volume subtracted 1 point of net sales growth, while price realization and mix contributed 2 points of growth. Yogurt, frozen breakfast, and snacks led sales performance in the quarter. Segment operating profit grew 18 percent to $87 million.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Haagen-Dazs Japan (HDJ) joint ventures totaled $26 million, up 7 percent from prior-year results. Constant-currency after tax earnings from joint ventures grew 5 percent. (Please see Note 7 below for reconciliation of this non-GAAP measure.) Constant-currency net sales grew 3 percent for HDJ, and were down 1 percent for CPW.

Corporate Items

Unallocated corporate items totaled $119 million net expense in the first quarter of fiscal 2015, compared to $74 million net expense a year earlier. Excluding mark-to-market valuation effects in both years, unallocated corporate items totaled $70 million net expense this year compared to $73 million net expense a year ago.

Net interest expense totaled $78 million in this year’s first quarter, compared to $79 million a year ago. The first-quarter adjusted effective tax rate was 32.3 percent, essentially comparable to last year’s 32.2 percent rate. (Please see Note 7 below for reconciliation of this non-GAAP measure.)

Cash Flow Items

Cash provided by operating activities totaled $329 million in the first quarter. Capital investments in the period totaled $149 million. Dividends paid increased to $254 million. During the quarter, General Mills repurchased nearly 9 million shares of common stock at an aggregate price of $462 million. Average diluted shares outstanding for the first quarter of 2015 totaled 629 million, down 5 percent from last year’s first-quarter average of 660 million.

New Cost-Reduction Initiatives

In June of this year, General Mills announced it had initiated several new cost-reduction projects designed to boost organizational efficiency and sharpen business focus behind the company’s key growth strategies. These initiatives are incremental to the company’s ongoing Holistic Margin Management (HMM) program, under which the company expects to generate supply chain cost savings exceeding $400 million in fiscal 2015.

Project Century is a formal review of General Mills’ North American manufacturing and distribution network, with the goals of streamlining operations and identifying potential capacity reductions. Today, General Mills said that this initiative is expected to generate $100 million in annualized savings by fiscal 2017. Actions associated with this project are expected to commence in the second quarter of fiscal 2015. General Mills also has initiated efforts to further reduce overhead costs. These efforts are targeted to generate savings of $40 million pre-tax in fiscal 2015, with additional savings expected in 2016. Charges associated with the North American supply chain review and overhead reduction projects (primarily asset write-downs and severance costs) will be excluded from General Mills adjusted diluted EPS.

In addition, General Mills recently announced a restructuring plan to combine certain Yoplait and General Mills operational facilities in our International segment. Restructuring expense of $14 million associated with this project was recorded in the first quarter of fiscal 2015 and is being excluded from adjusted diluted EPS. The project is expected to generate cost savings of approximately $3 million in fiscal 2015 and a cumulative $12 million by fiscal 2017.

Outlook

Powell said, “Our number one objective in fiscal 2015 continues to be accelerating our topline growth. At the same time, we know we must always be working to reduce costs, streamline operations and improve efficiency across our worldwide business. We’ve got strong plans for both of these efforts.”

General Mills reiterated its full-year growth targets for 2015. Net sales are expected to grow at a mid single-digit rate in constant currency, including contribution of a 53rd week in this fiscal year. Segment operating profit also is targeted to grow at a mid single-digit rate in constant currency. Benefit of the extra fiscal week will be reinvested to support increased advertising and digital media initiatives, along with project expenses related to several key fiscal 2016 product launches. Adjusted diluted EPS (which excludes mark-to-market valuation effects, currency devaluation, and restructuring, exit and other project-related costs) is expected to grow at a high single-digit rate in constant currency. At current exchange rates the company estimates a 2-cent headwind from currency translation in 2015.

General Mills will hold a briefing for investors today, September 17, 2014, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 24, 2014	Aug. 25, 2013	% Change
Net sales	$4,268.4	$4,372.7	(2.4)%
Cost of sales	2,829.7	2,759.7	2.5%
Selling, general, and administrative expenses	867.2	875.4	(0.9)%
Restructuring, impairment, and other exit costs	14.0	2.8	NM

Operating profit	557.5	734.8	(24.1)%
Interest, net	78.5	78.8	(0.4)%

Earnings before income taxes and after-tax earnings from joint ventures	479.0	656.0	(27.0)%
Income taxes	152.6	212.0	(28.0)%
After-tax earnings from joint ventures	26.0	24.1	7.9%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	352.4	468.1	(24.7)%
Net earnings attributable to redeemable and noncontrolling interests	7.2	8.8	NM

Net earnings attributable to General Mills	$345.2	$459.3	(24.8)%

Earnings per share—basic	$0.56	$0.71	(21.1)%

Earnings per share—diluted	$0.55	$0.70	(21.4)%

Dividends per share	$0.41	$0.38	7.9%

	Quarter Ended
	Aug. 24, 2014	Aug. 25, 2013	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	33.7%	36.9%	(320)
Selling, general, and administrative expenses	20.3%	20.0%	30
Operating profit	13.1%	16.8%	(370)
Net earnings attributable to General Mills	8.1%	10.5%	(240)

	Quarter Ended
	Aug. 24, 2014	Aug. 25, 2013	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Gross margin	34.8%	36.9%	(210)
Operating profit	14.5%	16.9%	(240)
Net earnings attributable to General Mills	8.9%	10.6%	(170)

(a)	See Note 7 for a reconciliation of this measure not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 24, 2014	Aug. 25, 2013	% Change
Net sales:
U.S. Retail	$2,444.3	$2,584.1	(5.4)%
International	1,351.1	1,320.8	2.3%
Convenience Stores and Foodservice	473.0	467.8	1.1%

Total	$4,268.4	$4,372.7	(2.4)%

Operating profit:
U.S. Retail	$457.2	$611.9	(25.3)%
International	146.0	125.6	16.2%
Convenience Stores and Foodservice	87.3	74.1	17.8%

Total segment operating profit	690.5	811.6	(14.9)%
Unallocated corporate items	119.0	74.0	60.8
Restructuring, impairment, and other exit costs	14.0	2.8	NM

Operating profit	$557.5	$734.8	(24.1)%

	Quarter Ended
	Aug. 24, 2014	Aug. 25, 2013	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	18.7%	23.7%	(500)
International	10.8%	9.5%	130
Convenience Stores and Foodservice	18.4%	15.8%	260

Total segment operating profit	16.2%	18.6%	(240)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 24, 2014	Aug. 25, 2013	May 25, 2014
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$841.2	$758.9	$867.3
Receivables	1,623.3	1,637.5	1,483.6
Inventories	1,823.3	1,773.6	1,559.4
Deferred income taxes	66.6	114.3	74.1
Prepaid expenses and other current assets	341.1	408.9	409.1

Total current assets	4,695.5	4,693.2	4,393.5
Land, buildings, and equipment	3,907.0	3,789.4	3,941.9
Goodwill	8,608.1	8,615.2	8,650.5
Other intangible assets	4,967.9	5,003.9	5,014.3
Other assets	1,194.3	842.9	1,145.5

Total assets	$23,372.8	$22,944.6	$23,145.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,571.3	$1,425.5	$1,611.3
Current portion of long-term debt	855.4	748.0	1,250.6
Notes payable	1,795.4	1,583.1	1,111.7
Other current liabilities	1,571.0	1,706.3	1,449.9

Total current liabilities	5,793.1	5,462.9	5,423.5
Long-term debt	6,669.1	5,913.5	6,423.5
Deferred income taxes	1,668.6	1,409.6	1,666.0
Other liabilities	1,600.1	1,868.9	1,643.2

Total liabilities	15,730.9	14,654.9	15,156.2

Redeemable interest	959.1	995.9	984.1
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,237.5	1,189.6	1,231.8
Retained earnings	11,878.0	11,157.9	11,787.2
Common stock in treasury, at cost, shares of 149.2, 117.6 and 142.3	(5,613.8)	(3,928.3)	(5,219.4)
Accumulated other comprehensive loss	(1,374.9)	(1,670.4)	(1,340.3)

Total stockholders’ equity	6,202.3	6,824.3	6,534.8
Noncontrolling interests	480.5	469.5	470.6

Total equity	6,682.8	7,293.8	7,005.4

Total liabilities and equity	$23,372.8	$22,944.6	$23,145.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 24, 2014	Aug. 25, 2013
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$352.4	$468.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	150.3	151.0
After-tax earnings from joint ventures	(26.0)	(24.1)
Distributions of earnings from joint ventures	24.5	15.0
Stock-based compensation	45.6	41.3
Deferred income taxes	17.4	22.9
Tax benefit on exercised options	(16.7)	(31.6)
Pension and other postretirement benefit plan contributions	(12.3)	(12.1)
Pension and other postretirement benefit plan costs	23.1	30.8
Restructuring, impairment, and other exit costs	12.8	(5.6)
Changes in current assets and liabilities, excluding the effects of acquisitions	(211.2)	(207.9)
Other, net	(30.5)	(66.7)

Net cash provided by operating activities	329.4	381.1

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(148.6)	(123.8)
Acquisitions, net of cash acquired	(12.9)	—
Investments in affiliates, net	(33.2)	11.0
Proceeds from disposal of land, buildings, and equipment	0.3	3.0
Other, net	(2.8)	(3.4)

Net cash used by investing activities	(197.2)	(113.2)

Cash Flows—Financing Activities
Change in notes payable	631.9	985.9
Issuance of long-term debt	271.3	—
Payment of long-term debt	(393.4)	(719.9)
Proceeds from common stock issued on exercised options	17.5	11.7
Tax benefit on exercised options	16.7	31.6
Purchases of common stock for treasury	(438.8)	(298.2)
Dividends paid	(254.4)	(247.5)
Distributions to noncontrolling and redeemable interest holders	(0.8)	—
Other, net	(3.1)	(0.9)

Net cash used by financing activities	(153.1)	(237.3)

Effect of exchange rate changes on cash and cash equivalents	(5.2)	(13.1)

Increase (decrease) in cash and cash equivalents	(26.1)	17.5
Cash and cash equivalents—beginning of year	867.3	741.4

Cash and cash equivalents—end of period	$841.2	$758.9

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions:
Receivables	$(145.1)	$(198.5)
Inventories	(237.2)	(241.6)
Prepaid expenses and other current assets	58.1	27.6
Accounts payable	42.4	47.1
Other current liabilities	70.6	157.5

Changes in current assets and liabilities	$(211.2)	$(207.9)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

Beginning in the first quarter of fiscal 2015, we have changed how we assess operating segment performance to exclude the asset and liability remeasurement impact of hyperinflationary economies. This impact is now included in unallocated corporate items. All periods presented have been changed to conform to this presentation.

(2)	During the first quarter of fiscal 2015, we approved a plan to combine certain Yoplait and General Mills operational facilities within our International segment to increase efficiencies and reduce costs. Approximately 240 positions will be affected by these actions. We expect to incur approximately $15 million of net expenses relating to these actions and we recorded $14 million of expense in the first quarter of fiscal 2015, including $13 million of severance and $1 million of asset write offs and other costs. We expect these actions to be completed in fiscal 2016. During the first quarter of fiscal 2014, we recorded restructuring charges of $3 million related to the International segment for a productivity and cost savings plan approved in the fourth quarter of fiscal 2012. In the first quarter of fiscal 2015, we paid $1 million in cash related to previously announced restructuring actions.

(3)	For the first quarter of fiscal 2015, unallocated corporate expense totaled $119 million compared to $74 million in the same period last year. We recorded a $49 million net increase in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the first quarter of fiscal 2015, compared to a $1 million net increase in expense in the first quarter of fiscal 2014.

(4)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 24, 2014	Aug. 25, 2013
Net earnings attributable to General Mills	$345.2	$459.3

Average number of common shares—basic EPS	612.6	643.0
Incremental share effect from: (a)
Stock options	12.1	12.8
Restricted stock, restricted stock units, and other	4.4	4.5

Average number of common shares—diluted EPS	629.1	660.3

Earnings per share—basic	$0.56	$0.71
Earnings per share—diluted	$0.55	$0.70

(a)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(5)	The effective tax rate for the first quarter of fiscal 2015 was 31.8 percent compared to 32.3 percent for the first quarter of fiscal 2014. The 0.5 percentage point decrease was primarily due to favorable audit settlements in the first quarter of fiscal 2015, offset by the expiration of certain favorable tax laws.

(6)	On September 8, 2014, we entered into a definitive agreement to acquire all of the outstanding shares of Annie’s Inc., a U.S. producer of branded organic and natural food products, for $46 per share in cash. The proposed transaction has an aggregate value of approximately $820 million. We expect the transaction to close by December 31, 2014.

(7)	We have included ten measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) constant currency net sales growth rates, (2) diluted EPS excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”) and restructuring costs (“restructuring costs”) (collectively, these 2 items are referred to as “certain items affecting comparability” in this footnote), (3) diluted EPS excluding certain items affecting comparability growth rate on a constant currency basis, (4) total segment operating profit, (5) constant currency total segment operating profit growth rates, (6) constant currency International segment operating profit growth rates, (7) constant currency after-tax earnings from joint ventures, (8) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (9) constant currency net sales growth rates for our International segment in total and by region, and (10) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted EPS and operating performance measures as calculated in accordance with GAAP.

Certain measures in this release are presented excluding the impact of foreign currency exchange. To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Constant currency net sales growth rates follows:

	Quarter Ended Aug. 24, 2014
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange	Percentage Change in Net Sales on Constant Currency Basis
Total Net Sales	(2)%	(1)	(1)%

Diluted EPS excluding certain items affecting comparability, and the related constant currency growth rate on a constant currency basis follows:

	Quarter Ended
Per Share Data	Aug. 24, 2014	Aug. 25, 2013	Change
Diluted earnings per share, as reported	$0.55	$0.70	(21)%
Mark-to-market effects (a)	0.05	—
Restructuring costs (b)	0.01	—

Diluted earnings per share, excluding certain items affecting comparability	$0.61	$0.70	(13)%

Foreign currency exchange impact			—%

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant currency basis			(13)%

(a)	See Note 3.
(b)	See Note 2.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant currency total segment operating profit growth rates follow:

	Quarter Ended Aug. 24, 2014
	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Total Segment Operating Profit on Constant Currency Basis
Total Segment Operating Profit	(15)%	Flat	(15)%

Constant currency International segment operating profit growth rates follow:

	Quarter Ended Aug. 24, 2014
	Percentage Change in Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Segment Operating Profit on Constant Currency Basis
International Segment Operating Profit	16%	(1	)pt	17%

Constant currency International net sales growth rates follow:

	Quarter Ended Aug. 24, 2014
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	9%	5	pts	4%
Canada	(6)	(4)		(2)
Asia/Pacific	4	—		4
Latin America	(4)	(24)		20

Total International	2%	(4	)pts	6%

Constant currency after-tax earnings from joint ventures follow:

	Quarter Ended Aug. 24, 2014
	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant Currency Basis
Total Joint Ventures	7%	2	pts	5%

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follow:

	Quarter Ended
In Millions	Aug. 24, 2014		Aug. 25, 2013
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,438.7	33.7%	$1,613.0	36.9%
Mark-to-market effects (b)	49.2	1.1%	0.8	—%

Adjusted gross margin	$1,487.9	34.8%	$1,613.8	36.9%

Operating profit as reported	$557.5	13.1%	$734.8	16.8%
Mark-to-market effects (b)	49.2	1.1%	0.8	—%
Restructuring costs (c)	14.0	0.3%	2.8	0.1%

Adjusted operating profit	$620.7	14.5%	$738.4	16.9%

Net earnings attributable to General Mills as reported	$345.2	8.1%	$459.3	10.5%
Mark-to-market effects, net of tax (b)	31.0	0.7%	0.5	—%
Restructuring costs, net of tax (c)	4.8	0.1%	2.6	0.1%

Adjusted net earnings attributable to General Mills	$381.0	8.9%	$462.4	10.6%

(a)	Net sales less cost of sales.
(b)	See Note 3.
(c)	See Note 2.

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended
	Aug. 24, 2014		Aug. 25, 2013
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$479.0	$152.6	$656.0	$212.0
Mark-to-market effects (b)	49.2	18.2	0.8	0.3
Restructuring costs (c)	14.0	4.6	2.8	0.2

As adjusted	$542.2	$175.4	$659.6	$212.5

Effective tax rate:
As reported		31.8%		32.3%
As adjusted		32.3%		32.2%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 3.
(c)	See Note 2.